EXHIBIT 1
                                                                         3/8/02
                         REAL ESTATE PURCHASE AGREEMENT
                             COUNTRYBROOK APARTMENTS

                  This purchase agreement ("Agreement" or "Contract") made and entered into by and between Realmark - Countrybrook, L.L.C., 2350 North Forest Road, Getzville, NY 14068 ("Seller") and Research Properties, Inc. on behalf of an entity to be named, 6600 Outer Loop #66, Louisville, KY 40228 ("Buyer").

                                    RECITALS:

         A. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, (1) a certain parcel of real property and all of the improvements and buildings situated thereon, and the hereditaments and appurtenances thereto (the "Real Property"), consisting of an apartment complex containing 240 residential apartment units known as Countrybrook Apartments, and (2) all personal property, equipment, fixtures, supplies, inventories, replacement parts, and intellectual property (excluding, however, any use of the name "Realmark" or any related or similar name, it being understood that only the right, title and interest of Seller to the name of the apartment complex shall be transferred and excluding computer equipment and software), owned by Seller, utilized in the operation or management of the apartment complex, and located at said apartment complex, including without limitation (a) all licenses, permits and certificates of occupancy held by the Seller for the Property which may be lawfully assigned and which may be necessary or desirable, in Buyer's opinion, to operate the Property; (b) any warranties and guaranties from manufacturers, suppliers and installers pertaining to the Property including roof warranties and warranties covering appliances within the Property apartment units; (c) the name "Countrybrook" and all variations thereof; (d) the telephone number(s) for all of Seller's telephones installed at the Property; (e) all architectural drawings, plans and specifications and other documents in Seller's possession pertaining to the construction of the Property; (f) all business records, books of account, customer lists, correspondence, and files relating to any tenancy or occupancy of the real property and improvements (on computer disk if requested by Buyer); (g) all signs on and relating to Countrybrook Apartments; and generally all other intangible property at the Property (collectively the "Personal Property"). The Real Property together with the Personal Property applicable to the apartment complex will be herein referred to as the "Property".

         B. Attached hereto and made a part hereof is the legal description of the Real Property, marked with the name of the apartment complex and attached as Exhibit A. A detailed list of the Personal Property is attached to this Agreement as Exhibit B. Any subsequent amendment to either Exhibit A or Exhibit B agreed to by Seller and Buyer, or to any other Exhibit to this Agreement, is to be considered an integral part of this Agreement.

         FOR AND IN CONSIDERATION of the mutual promises, covenants and agreements, hereinafter set forth, the Parties agree as follows:

         SECTION 1.  PURCHASE PRICE.

                  (a) The purchase price to be paid Seller for the Property is $5,200,000.00 ("Purchase Price") to be paid in the following manner:

                           Earnest Money at signing of
                           Purchase Agreement                                   $   50,000.00

                           Earnest Money after expiration
                           of due diligence and financing
                           contingency                                          $   50,000.00

                           Cash at closing (subject to prorations and
                           allocations per Section 5), and reduced by
                           assumption of Seller's existing first mortgage
                           balance at closing                                   $5,100,000.00
                                                                                -------------

                                            Total                               $5,200,000.00
                                                                                =============

and payable by Buyer on closing of title and delivery of the Deed ("Closing") in immediately available good, federal funds.

                  (b) All existing debt (except the first mortgage to be assumed), liens, (other than tax liens) impositions and similar encumbrances affecting the Real Property will be discharged or, if annual real estate taxes or special assessment liens, prorated in accordance with Section 5 and paid at the Closing.

                  (c) The Earnest Money (sometime referred to as the "Deposit")in the amount stated in Section 1 (a) above will be deposited with the Commonwealth Land Title Insurance Company, as Escrow Agent (the "Escrow Agent"), within two (2) days from the date of Seller's execution of this Agreement. Absent any contrary provision of this Agreement, the total Earnest Money in the amount of $100,000.00 will remain on deposit with the Escrow Agent until the Closing of the Property or cancellation of escrow. If the Earnest Money deposit is not made by the date or dates as herein above set forth, Seller may terminate this Agreement. Interest on the Earnest Money shall belong to Buyer. Buyer shall have the right to direct the investment of the Deposit so long as it is with a financial institution the deposits of which are insured up to $100,000 by an agency of the United States government, and Buyer shall pay any fees required for placing the Deposit in an interest bearing account. Upon any permitted termination of this Agreement by Buyer, including but not limited to the failure of the conditions precedent set out in Section 7, the Earnest Money shall be returned to Buyer upon demand, and in compliance with all other terms and provisions of this Agreement.

         SECTION 2.  PLACE AND TIME OF CLOSING.

                  (a) Subject to the conditions precedent set forth herein having been met or waived, the Closing will take place on or before 30 days after expiration of due diligence and finance contingencies, whichever is later, unless extended as otherwise set forth in this Agreement, time being of the essence. As used herein the term "Closing" will mean the meeting of the parties at which delivery of the Deed and payment of the Purchase Price as called for in
Section 1 occurs for the Property, which may occur through an escrow arrangement with Escrow Agent.

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                  (b) This Agreement, as an offer to purchase when signed by
Buyer, shall automatically terminate if not accepted in final form by Seller by 5 P.M., Eastern Standard Time, within three (3) business days from the date on which Buyer executed this Agreement as indicated below, which acceptance shall occur by execution of this Agreement and delivery of an executed original to Buyer.

         SECTION 3.  ENTRY ON THE PROPERTY/PURCHASER'S CONTINGENCIES.

         (a) Due Diligence. Buyer, or its designees, will have a period of fifteen (15) days after the date on which Seller has delivered to Buyer all materials called for in Section 3(a)(i) below (the "Due Diligence Period"), to enter the Property to make inspections, engineering tests, surveys, and other such tests, examinations and inspections as Buyer may desire as long as such tests, examinations, etc., do not unreasonably interfere with the operations or any current use of the Property, and to review all materials to be provided by Seller pursuant to Section 3(a)(i) below. All entry upon the Property and any and all contact with on site employees of Seller by Buyer (and Buyer's agents and representatives) shall be upon prior notice to Seller and, at Seller's option, accompanied by an agent of Seller. Requests for entry upon the property or to contact any employees of Seller shall be initiated only through James Duberstein or Joseph M. Jayson and shall be conducted in strict conformance with the restrictions in this Agreement and specifically this Section 3 and Section 8(d). If Seller does not permit Buyer to make such entry alone or if Seller does not make available Mr. Duberstein or Mr. Jayson to accompany Buyer (and Buyer's agents and representatives) within one day of request by Buyer, then the Due Diligence Period shall be extended by the number of days Seller delays Buyer.

         If the Closing of the Property does not occur, Buyer shall restore any damage caused to the Property by Buyer to the same condition as prior to any entry by Buyer.

         All due diligence materials previously submitted to Buyer must be maintained by Buyer or its attorneys or agents on a confidential basis and returned to Seller if Buyer terminates this Agreement. Buyer agrees that it will not use the due diligence materials for any purpose other than to determine whether to acquire the Property and agrees that it will not make contact with Seller's tenants unless accompanied by a Seller representative as set forth above, or otherwise with the permission of Seller. Seller will permit Buyer (and Buyer's agents and representatives) on a timely basis to enter as many occupied apartment units as may be selected by Buyer and all vacant apartment units to walk through and inspect such units. In addition, Buyer agrees that it will under no circumstances make any offer, or use the Due Diligence materials, to acquire the interest of any partner(s) of the selling entities or the current fee owner or its affiliates for a period of two (2) years after the date of this Contract. Buyer and/or its agents will not, under any circumstances, disclose to any of Seller's employees that it is contemplating acquisition of the Property without Seller's written consent prior to closing. Buyer will make no contact with any of Seller's employees without Seller's express written consent; except for contacts with Seller's employees allowed under Section 8(d) and except for contacts within three (3) days of closing in connection with takeover and closing arrangements. Seller acknowledges that certain of Buyer's personnel have been contacted for jobs by employees of Seller, with Seller's employees indicating they had heard rumors that the Property was for sale, and that Buyer acknowledged Buyer was investigating the purchase of the Property. Seller accepts such disclosure and agrees all such contacts did not violate this

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Agreement, having occurred before this Agreement was executed. All third party reports desired by Buyer will be ordered by Buyer at Buyer's expense, and Buyer agrees that it will supply copies to Seller of each and every report upon receipt.

                  (i) During the Due Diligence Period, Buyer may inspect the Property. At the signing of this Agreement or within two (2) days thereafter, Seller shall provide or make available at the Property or Buyer's office, those operational and information items which relate to the Property as follows:

                  1. Current Rent Roll - (Dated within 30 days of execution)

                  2. Income and Expense Statements for the last two (2) calendar years

                  3. Income and Expense Statement for the current calendar year to date (as of the end of the month previous to execution)

                  4. Copy of current ad valorem tax bills and a condensed list of utility bills for the Property, for the last full calendar year

                  5. As-built survey,

                  6. Copies of all third-party contracts (e.g., coin laundry equipment, termite, landscape, pool maintenance, etc.) in effect or which will be in effect at or after the closing date

                  7. Copy of the latest insurance declaration covering the Property (the same may be within a master policy)

                  8. Make available the standard form lease and originals or copies of the first and last page of all tenant leases for the Property in connection with each apartment unit, with a certification that all other pages are identical to the standard form lease.

                  9. A list of all equipment leases and/or any financing documents for personal property, equipment, etc., affecting the apartment complex

                  10. A copy of the financing documents for the current loan to be assumed, including without limitation the promissory note, mortgage, fixture filing, assignment of rents and leases, and a statement showing the current principal balance and the amount of all funds escrowed with the lender or a third party acting on behalf of lender.

                  11. All architectural drawings, plans, and specifications, in Seller's possession.

                  12. Seller will also make available to Buyer at Seller's office during due diligence, access to all repair and maintenance records for the year previous to the date of this Agreement, and other documents in Seller's possession pertaining to the construction and maintenance of the Property

All of the foregoing will either be at the Property location or submitted to Buyer by Seller within two (2) days after execution of this Agreement by both parties.

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                  (ii) During the Due Diligence Period, Buyer will conduct a review of the economics and feasibility of acquiring and operating the Property, including any inspection of all zoning and other government permits and regulations and all other matters and documents relating to the operation of the Property, including the items supplied by Seller under Section 3(a) hereof.

                  (iii) After Seller provides all required documents to the Buyer, Buyer agrees to accept or reject the Property and all documents prior to the end of the Due Diligence Period, except that Buyer shall have a period of thirty (30) days after the end of the Due Diligence Period to perform such environmental studies of the Property as desired by Buyer, and to make a determination as to whether the environmental condition of the Property is acceptable to Buyer (however Buyer may not terminate this Agreement if such environmental studies do not reflect a material negative difference from the existing environmental study of Seller submitted to Buyer.) If Buyer does not cancel this Contract during the Due Diligence Period, as extended for environmental studies, or does not cancel this Contract during the extended due diligence period for environmental matters deemed unacceptable to Buyer, Buyer shall be deemed to have accepted the Property and it will close on the Property in accordance with this Contract, except for cancellation in accordance with certain other specific provisions of this Contract, including without limitation the provisions of Sections 3(b), Section 4(c), Section 7 and Section 8. During said Due Diligence Period, however, as extended for environmental studies as set forth above, Buyer shall have the right, in its sole discretion, except as limited above relative to any difference in the environmental studies, to terminate this Agreement within the due diligence period, and upon said termination, Buyer shall receive back its Deposit and neither party shall have any further liability.

                  (b) Financing. Buyer agrees to apply for approval of the assumption by Buyer of Seller's existing first Mortgage held by Wells Fargo Bank, with the approximate current balance of $3,933,000.00, bearing interest at the rate of 7.89% and due and payable in full September 11, 2009. Buyer has submitted financial information and management profile/credentials to Seller. Seller shall have the right to submit said information to the Lender for preliminary review. In the event said Lender indicates disapproval of said submission, Buyer or Seller shall have the right to terminate this Agreement in which event the Deposit shall be returned to Buyer and neither party shall have any further liability. Buyer agrees to begin the application process for such approval in good faith within fifteen (15) days of execution of this Agreement. Buyer will process said application with due diligence and comply with all reasonable requests of said holder. Seller agrees to cooperate with Buyer's application. Buyer shall pay all fees, deposits, and expenses incurred in obtaining such approval and any transfer or assumption fees payable to said holder; provided, however, that if any required deposits or nonrefundable fees exceed $10,000.00, Buyer may terminate this Agreement and receive a refund of the Deposit. Provided further, Buyer shall not be required to pay any fees, deposits, or expenses to the lender until after the 15-day due diligence period has expired. Buyer and Seller agree to execute such documents as may be reasonably required by said holder to complete said application and to confirm the assumption by Buyer of said mortgage loan. If said approval is not obtained by Buyer within thirty (30) days after execution of this Agreement, either party may terminate this Agreement upon written notice to the other, in which event the Deposit shall be returned to Buyer and neither party shall have any further liability to the other.

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         SECTION 4.  DEED AND TITLE.

                  (a) Seller shall deliver to Buyer at Closing, a Special or Limited Warranty Deed ("Deed") in a form reasonably acceptable to Buyer and Escrow Agent, conveying good and marketable fee simple title to the Real Property, subject only to the existing first mortgage to be assumed by Buyer, and to such easements, restrictions of record and title exceptions set forth in the commitment for title insurance specifically approved by Buyer, and taxes not delinquent. In addition, Seller shall convey title to the Personal Property to Buyer, free and clear of all liens and encumbrances (except the existing first mortgage, and those disclosed and deemed approved during due diligence; e.g., equipment leases or personal property financing documents), by the execution and delivery at Closing of a Bill of Sale in form and substance reasonably satisfactory to Buyer, without warranty, except as to Seller's title.

                  (b) Seller agrees to provide a copy of its most recent existing title insurance policy or title insurance commitment to Buyer. Buyer shall then obtain at Buyer's expense an ALTA Form B Title Insurance Commitment (the "Title Commitment"), within fifteen (15) days of the date of execution of this Contract by both parties, issued by a title insurance company selected by Buyer, committing to insure fee simple title to the Property in the amount of the Purchase Price for such Property in Buyer's name, with all standard exceptions removed (except for the rights of tenants under unrecorded leases and/or except for standard exceptions normally not removed pursuant to local custom with respect to the Real Property), and containing no other exceptions not specifically approved by Buyer. Buyer will provide a copy of said title commitment to Seller immediately after same is completed, but no later than 20 days after signing this Agreement. Buyer shall have ten (10) days after receipt of the Title Commitment to examine the Title Commitment and the existing survey provided by Seller to Buyer to inform Seller of Buyer's objection to any exception contained in or title defect revealed by the Title Commitment or the existing survey. It is understood that Buyer may elect to obtain an updated survey of the Property. Buyer shall have the right to object to any new matters shown on the updated survey, but Buyer shall have no right to object if the updated survey does not reveal any objectionable exceptions. In no event shall Buyer have the right to object to any matters on the updated survey after the expiration of thirty (30) days from the execution of this Agreement.

                  (c) If Buyer's examination of the Title Commitment or the survey reveals that the Title Commitment for the Real Property contains objectionable exceptions or that the title to the Real Property is defective and thereafter, the issuing title insurance company refuses to delete the objectionable exceptions or the defects cannot be cured by Seller within a reasonable period of time after written notice by Buyer, specifically pointing out the objection/defects, then Buyer may elect to terminate this Agreement upon written notice to Seller and receive a refund of the Deposit.

                  (d) Seller will pay for preparation of the Deed for the Real Property, for State and local transfer taxes affecting the Real Property, and for any sales or use taxes affecting the Personal Property.

                  (e) Buyer will pay for any updated survey of the Property for the title insurance commitment and for all title insurance premiums, and for the

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recording of the Deed for the Property and the recording of any assumption document.

                  (f) Seller and Buyer will each pay their own attorney's and other professional fees and expenses.

                  (g) At Closing, Seller shall execute and deliver to Buyer a mechanics and materialmen's lien and owner's affidavit and indemnity acceptable to Buyer's title insurance company, evidence of the authority of the person or persons executing the documents on behalf of Seller, acceptable to Buyer's title insurance company, and a "non-foreign" certificate as required by Section 1445 of the Internal Revenue Code, and (if requested by Buyer) letters to all tenants of the Property advising them of the change in ownership and directing them to pay all rents to Buyer or Buyer's designee.

         SECTION 5.  PRORATIONS AND ALLOCATIONS.

                  (a) Collected rents, interest on the first mortgage, laundry income, service contracts, equipment leases or other personal property financing, utility deposits, insurance and other expenses whether or not a lien, assessed or to be assessed for the year in which the transaction is consummated will be prorated as to the Property as of the date of the Closing. All utility bills relating to the period prior to the Closing Date shall be paid by Seller. Seller shall terminate all utility relationships with respect to the Property as of the Closing Date. Buyer shall pay Seller cash at closing for all escrows held by the existing first mortgage holder or by an entity acting on behalf of that lender at Closing. With respect to any delinquent or uncollected rents at the time of Closing, either Buyer or Seller may collect or attempt to collect such rents. If collected by Buyer, Buyer shall remit to Seller (net of expenses of collection) Seller's prorated share as if such rents were collected as of Closing. If collected by Seller, Seller shall remit to Buyer (net of expenses of collection) Buyer's prorated share as if such rents were collected as of Closing. Seller shall have no right to collect or attempt to collect such rents after 90 days after Closing.

                  (b) Security deposits held by Seller or paid by any tenants or lessees at the Property will be transferred to Buyer in full at Closing, including any interest earned thereon and payable to the tenant or lessee under State law.

                  (c) Real Estate taxes and personal property taxes and special assessments shall be prorated based on the custom in Louisville, Kentucky.

                  (d) Seller will assign to Buyer all of Seller's right to the proceeds of a insurance policies relating to fire losses at the Property, whether such amount has yet been determined. If Seller has received any such proceeds prior to Closing, the amount received by Seller shall be credited against and applied to the cash portion of the Purchase Price.

         SECTION 6. CONDEMNATION OR CASUALTY. Seller agrees to give Purchaser prompt written notice of any fire or other casualty occurring to all or any portion of the improvements at the Real Property and/or Personalty between the date hereof and the date of closing. If prior to the closing, there shall occur:

                  (i) damage to the improvements at the Property caused by fire or other casualty which would cost 5% of the Purchase Price of the Property or

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more to repair based on the estimate of a reputable third party contractor chosen by Seller; or

                  (ii) the taking or condemnation of all or any portion of the Real Property and/or the improvements as aforesaid as would materially interfere with the use thereof; then, if any of such events set forth in (i) or (ii) above occurs, Buyer or Seller, at its option, may terminate its obligations under this Agreement by written notice given to the other within seven (7) days after Buyer has received the notice referred to above or at the closing, whichever is earlier. If Buyer or Seller does not elect to terminate its obligations as aforesaid, the closing shall take place as provided herein without an abatement of the purchase price (except that Buyer shall be allowed a credit for any deductible under Seller's insurance) and there shall be assigned to the Buyer at closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence, or if Seller has received any such proceeds or awards, the amount received by Seller shall be credited against and applied to the cash portion of the Purchase Price.

                  If, prior to the closing, there shall occur:

                  (i) damage to the Property caused by fire or other casualty which would cost less than 5% of the Purchase Price of the Property based on the estimate of a reputable third party contractor chosen by Seller to which Buyer has no reasonable objection; or

                  (ii) the taking or condemnation of all or any portion of the said Real Property and/or improvements as aforesaid which is not material to the use, thereof; then, if any of such events set forth in (i) or (ii) above occurs, Buyer shall have no right to terminate its obligations under this Agreement, but there shall be assigned to Buyer at closing all interest of Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of any such occurrence, and in addition, Buyer shall be allowed a credit for any deductible under Seller's insurance policy, or if Seller has received any such proceeds or awards, the amount received by Seller shall be credited against and applied to the cash portion of the Purchase Price.

                  Seller shall be responsible for maintaining fire and extended coverage insurance prior to closing as is currently in place.

         SECTION 7. ADDITIONAL CONDITIONS. The following shall be conditions precedent to Buyer's obligations hereunder, unless specifically waived in whole or in part in writing by Buyer:

                  (a) Litigation. There being no existing or pending claims, lawsuits, or governmental proceedings, or appeals, which challenge Seller's title to the Property.

                  (b) Title Insurance Policy. Title to the Property at Closing being marketable or insurable (Buyer agrees to request that the title company issuing the title commitment list any questions of marketability in the title commitment) and/or in accordance with the provisions of Section 4 above, free and clear of all liens and encumbrances, except the existing first mortgage. In addition, Buyer receiving assurances at Closing from the title insurance company issuing the Title Commitment, that after Closing, Buyer will be issued at Buyer's expense, an ALTA Form B Title Insurance Policy, with all standard exceptions removed, except as set forth in Section 4 above, and all other

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exceptions validly objected to by Buyer deleted from such policy, insuring fee simple marketable title to the Property or in accordance with Section 4 above, in the amount of the Purchase Price, in Buyer's name, free and clear of all liens and encumbrances not otherwise specifically agreed to by Buyer prior to Closing.

                  (c) Personal Property. Seller conveying title to the Personal Property to Buyer at Closing free and clear of all liens and encumbrances (except for the existing first mortgage and for equipment leases and personal property financing disclosed during due diligence) by a Bill of Sale without warranties except as to title in form and substance reasonably satisfactory to Buyer.

                  (d) Compliance With Representations and Warranties. Seller will be in substantial compliance with all other representations and warranties made herein in Section 8, or elsewhere in this Agreement, at Closing to the reasonable satisfaction of Buyer.

                  (e) Condition. The condition of the Personal Property and Real Property shall be in substantially the same condition at closing as they were on the date of execution hereof.

                  (f) Insurance Amount. Buyer confirming that the amount of insurance proceeds payable with respect to existing damage to the Property is acceptable to Buyer during Buyer's due diligence period set forth in Section 3(a).

                  (g) Property Insurance. Buyer being able to obtain and have in place at closing at an annual premium cost less than $40,000.00 casualty and liability insurance with such coverage as is deemed appropriate by Buyer. If requested by Buyer and approved by Seller's insurance company, Seller will assign to Buyer its insurance policy(ies) affecting the Property, and Seller grants to Buyer the right to seek such an assignment. Without limiting the effect of other conditions set forth in this Agreement, if this condition is not satisfied by closing, Seller agrees to allow a cash credit to Buyer at Closing for any excess premiums over $40,000.00 for the first year following Closing, provided Buyer's coverages are the same as Sellers. In addition, Seller shall allow a credit at closing for $5,000.00 for anticipated insurance increases.

                  SECTION 8. SELLER'S WARRANTIES. The following representations and warranties of Seller shall survive the Closing for a period of six (6) months and shall be reaffirmed as true and accurate by Seller at Closing. Wherever any of the following are based on Seller's knowledge and/or belief, such knowledge and/or belief shall be limited to knowledge and/or belief of Joseph M. Jayson and/or Tony Cioppi.

                  (a) The legal description of the Property contained in the recitals to this Agreement is substantially correct and will be confirmed by any survey obtained by Buyer and/or confirmed by the title company.

                  (b) Seller has not received written notification that the Property is not in compliance with any federal, state, county and municipal laws, ordinances and regulations, including but not limited to all federal, state, county and municipal environmental laws and regulations, applicable to or affecting the Property, and to Seller's best knowledge and belief, the Property is in compliance with all federal, state, county and municipal laws, ordinances

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and regulations, including but not limited to all federal, state, county and municipal environmental laws and regulations, applicable to or affecting the Property, with Seller to have the right to cure any misrepresentation before Closing to the reasonable satisfaction of Buyer, or to escrow funds to complete such cure after closing not to exceed $25,000.00. If the cost exceeds $25,000.00 and if Seller elects not to cure same, Buyer may terminate this Agreement and receive back its Deposit.

                  (c) Seller will convey fee simple, marketable or insurable title to the Property to Buyer at Closing and will convey title to the Personal Property to Buyer at Closing by Bill of Sale, in form and substance reasonably satisfactory to Buyer, free and clear of all liens and encumbrances, except as provided in this Agreement.

                  (d) Seller will not interfere with Buyer's opportunity to hire Seller's on-site employees who work at the Property, but Buyer will have no obligation to hire any of those individuals. Buyer will make no efforts to hire such employees until after all contingencies have been removed and no earlier than 10 days before closing. Buyer will make no efforts to hire any of Seller's off-site employees whatsoever.

                  (e) Seller shall be responsible for (and Buyer shall not assume the obligation of) all employee wages, benefits (including payments for accrued bonuses, vacation or sick pay, unemployment compensation, employment taxes, medical claims or similar payments), contributions under any benefit programs or agreements, severance pay obligations and other related employee costs arising as a result of any events, acts (or failures to act) prior to the Closing Date with respect to the Property at which such persons are employed, whether or not disclosed on the schedules to this Agreement.

                  (f) Seller retains all liability and responsibility for fulfilling all federal and/or state COBRA and continuation of group health insurance coverage requirements (pursuant to Section 4980B of the Code, sections 601-608 of ERISA, and any applicable state laws) with respect to Seller's current or former employees (and their dependents). Buyer does not hereby and will not at the Closing of the Property assume any obligation to provide medical insurance coverage to persons that it employs because it acquires the Property.

                  (g) The physical condition of the Personal Property and Real Property shall be maintained in substantially the same condition as they were at the expiration of Buyer's due diligence period through the Closing Date.

                  (h) Seller agrees to continue its standard leasing practices and advertising through the Closing Date, including its customary rent schedule for new tenants, customary credit and application review and procedures, customary security deposits, and customary concessions, if any.

                  (i) Seller represents and warrants that there are no management or similar agreements that would in any way bind Buyer after Closing.

                  (j) Seller represents and warrants that, except as disclosed on Exhibit C, all occupied apartment units are in rentable condition with working appliances and free of material defects. All vacant apartments as of execution or as of closing shall be in "as is" condition.

                  (k) Seller has full right and power to enter into this Agreement and, when executed and delivered, all parties having any interest in the Property shall be lawfully bound by this Agreement. The execution and

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delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate or result in a breach by Seller of any agreement or instrument to which Seller is a party. Seller is a limited liability company in good standing in the state in which it is formed and in good standing and duly qualified to transact business in the Commonwealth of Kentucky.

                   (l) There are no actions, suits or proceedings, including without limitation eminent domain or similar condemnation proceedings, pending or, to the best knowledge of Seller, threatened by or before any judicial body or governmental agency or authority against or affecting any portion of the Property.

                  (m) There are no outstanding contracts to sell or options to purchase with respect to the Property.

         SECTION 9.  NON-PERFORMANCE.

                  (a) If Seller fails to deliver the Deed, perform its obligations hereunder, or meet any of the conditions hereof, Buyer, at Buyer's sole option, may (i) terminate this Agreement whereupon the Earnest Money shall be returned to Buyer on demand or (ii) Buyer may bring an action for specific performance, and if Buyer prevails, all reasonable costs and expenses of any such action shall be paid by Seller as a reduction of the Purchase Price, or
(iii) bring an action for monetary damages. The foregoing shall be the sole and exclusive remedies of Buyer. However, if Buyer elects to bring an action for monetary damages, they shall be specifically limited, if proven, to an amount equal to the Earnest Money on deposit as set forth hereinabove. Any damages resulting from a breach of any warranty or representation either before or after Closing shall be subject to the same limitation and aggregated with any damages for breach of this Agreement as set forth above. The foregoing sentence shall not be applicable with respect to fraud, or any material intentional misrepresentation.

                  (b) If Buyer defaults at any time, Seller and Buyer agree that it will be extremely difficult or impractical to fix Seller's actual damages. Therefore, in such an event, the entire Earnest Money shall be delivered to Seller as liquidated damages for loss of a bargain and not as a penalty. Buyer will then be released from all liability to Seller related to this Agreement, such liquidated damages being Seller's sole remedy.

         SECTION 10. BROKERS, AGENTS AND CONSULTANTS. Seller represents and warrants to Buyer that no broker, consultant or agent is due a commission or fee from the proceeds of the Closing, claiming by, through or under Seller except as stated herein, and Seller hereby agrees to indemnify and hold harmless Buyer from the claims of any agent, consultant or broker for the payment of any such commission or commissions.

         Buyer represents and warrants to Seller that no broker, consultant or agent is due a commission or fee from the proceeds of the Closing claiming by, through or under Buyer except the Duberstein Investments, whose commission shall be paid by Seller, and hereby agrees to indemnify and hold harmless Seller and the Property from the claims of any other agent, consultant or broker for the payment of any commission, finder's fee or other compensation.

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         SECTION 11.  LEASES/ASSIGNMENT OF INTANGIBLES.

                  (a) Seller agrees that prior to the Closing it will not enter into any commercial leases or service agreements without the prior written consent of Buyer, unless they may be cancelled at Closing.

                  (b) Seller shall assign the existing tenant leases to Buyer at Closing along with all service contracts and other agreements affecting the Property. Buyer shall execute an assumption agreement or other agreements with respect to all tenant leases and service contracts or other agreements from and after the date of closing.

                  (c) On the Closing Date, Seller shall assign to Buyer all of its right, title and interest in and to all of the Property not conveyed by the Special or Limited Warranty Deed, including without limitation: (a) all licenses, certificates of occupancy and permits then held by the Seller for the Property which may be lawfully assigned and which may be necessary or desirable, in Buyer's opinion, to operate the Property; (b) any warranties and guaranties from manufacturers, suppliers and installers pertaining to the Property including roof warranties and warranties covering appliances within the Property apartment units; (c) the name "Countrybrook" and all variations thereof; (d) the telephone number(s) for all of Seller's telephones installed at the Property;
(e) all architectural drawings, plans and specifications and other documents in Seller's possession pertaining to the construction of the Property; (f) all business records, books of account, customer lists, correspondence, and files relating to any tenancy or occupancy of the real property and improvements (on computer disk if requested by Buyer); (g) all signs on and relating to Countrybrook Apartments; and all other intangible property at the Property. The foregoing shall not include any computer equipment or software whatsoever.

         SECTION 12. INSURANCE. Seller will cancel its insurance coverage on the Property effective at Closing of the Property, and Buyer will place new insurance coverage on the Property effective on the same date.

         SECTION 13. ASSIGNMENT. Buyer shall not have the right to assign this Agreement, in whole or in part, to any party with whom it is not affiliated without the express written consent of Seller. Buyer shall have the right to assign this Agreement to any affiliate of Buyer without such consent. Upon any such assignment, the assignee shall assume the obligations of Buyer. Seller's consent, if required, pursuant to this section shall be in its sole discretion and shall include approval of all proposed assignment documents. In accordance with the foregoing, the Buyer shall have the right to assign to an entity with which the Buyer is affiliated provided the Buyer herein remains liable for performance of this Contract.

         SECTION 14. ENTIRE AGREEMENT. All prior understandings and agreements of the parties are merged herein, and this Agreement reflects the entire understanding of the parties. This Agreement may not be changed or terminated orally.

         SECTION 15. SUCCESSORS AND ASSIGNS. The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns.

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         SECTION 16.  INDEMNIFICATIONS.

                  (a) SELLERS INDEMNITY. Seller shall indemnify, defend and hold Buyer harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees) in connection with third-party claims for injury or damage to personal property in connection with the ownership or operation of the Properties prior to Closing. These indemnification obligations of Seller shall be repeated at and shall survive the Closing.

                  (b) BUYERS INDEMNITY. Buyer shall indemnify, defend and hold Seller harmless from any claim, demand, loss, liability, damage, or expense (including reasonable attorneys' fees), due to Buyers operation of the Property from and after Closing. The indemnification obligations of Buyer shall be repeated at and shall survive the Closing.

         SECTION 17. NOTICES. All notices required or permitted hereby shall be in writing and delivered either in person or sent electronically, and by national overnight express carrier. Notices shall be deemed to have been given when sent as follows:

         Buyer:            Research Properties, Inc.
                           6600 Outer Loop #66
                           Louisville, KY  40221
                           Phone: 502-968-0101
                           Fax: 502-968-0102

         Copy to:          David B. Buechler
                           Salyers & Buechler, P.S.C.
                           The 1000 Building, Suite 204
                           6200 Dutchmans Lane
                           Louisville, Kentucky 40205
                           Phone: (502) 452-9222
                           Fax: (502) 452-9456

         Seller:           Realmark  - Countrybrook, LLC
                           2350 North Forest Road
                           Getzville, NY  14068
                           Phone: 716-636-9090
                           Fax: 716-636-0466

         Copy to:          William H. Mattrey, Esq.
                           Amigone, Sanchez, Mattrey & Marshall, LLP
                           1300 Main Place Tower
                           Buffalo, NY  14202
                           Phone: 716-852-1300
                           Fax: 716-852-1344

         SECTION 18. CONSTRUCTION. Time shall be construed to be of the essence.

         SECTION 19. GOVERNING LAW. This Agreement will be governed by and construed according to Kentucky law.

         SECTION 20. BUYER'S LIABILITY. Neither Buyer nor any assignee or designee of Buyer (nor any principal, shareholder, employee, member, manager, director or officer of Buyer or any assignee of Buyer) shall be personally or individually liable with respect to any obligations under this Agreement, all such personal liability and individual liability, if any, being hereby waived by

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Seller on its behalf and on behalf of all parties claiming by or through Seller.

         SECTION 21. DISCLOSURE. Buyer discloses to Seller that Michael R. Blankenbaker, a principal of Buyer, is licensed real estate broker acting only as an officer of Buyer and is buying for his company's own account.

         SECTION 22. ESCROW. The Escrow Agent hereby acknowledges receipt of the Earnest Money and agrees to hold the same in escrow until the closing or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement. If, for any reason, the closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Earnest Money, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Earnest Money until otherwise directed by written instructions from the parties to this Agreement or until a final judgment (beyond any applicable appeal period) by a Court of competent jurisdiction is rendered disposing of such Earnest Money.

                  The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Earnest Money and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent will not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, excepting such as may arise through or be caused by the Escrow Agent's negligence or willful misconduct.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties, or by the duly authorized officer of the parties, on the day and year shown below.

BUYER:
Executed March 12, 2002
RESEARCH PROPERTIES, INC.

By: /s/ Michael R.  Blankenbaker
    ----------------------------

SELLER:
Executed March 11, 2002
REALMARK- COUNTRYBROOK, LLC
Realmark-Countrybrook Management, Inc.

By: /s/ Joseph M. Jayson
    ----------------------------

RECEIPT OF ESCROW AGENT
The undersigned hereby acknowledges receipt of the Earnest Money provided for herein, and that the same is being held as Escrow Agent pursuant to the terms of the above Purchase Agreement.


By: ___________________________
    As Escrow Agent


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